Exhibit 99.1

NYSE American to Commence Delisting Proceedings with Respect to the Warrants of Calidi Biotherapeutics, Inc. (CLDI WS)

SAN DIEGO—(GLOBE NEWSWIRE)— Calidi Biotherapeutics, Inc. (NYSE American: CLDI) (“Calidi”), a clinical-stage biotechnology company developing a new generation of targeted antitumor virotherapies, today announced that the staff of NYSE Regulation has determined to commence proceedings to delist the warrants — ticker symbol CLDI WS — of Calidi Biotherapeutics, Inc. (the “Company”), each whole warrant exercisable for 1/10th of a share of common stock at an exercise price of $115.00 per whole share of common stock, from the NYSE American. Trading in the Company’s warrants will be suspended immediately. Trading in the Company’s common stock — ticker symbol CLDI — will continue on the NYSE American.

NYSE Regulation staff has determined that the Company’s warrants are no longer suitable for listing pursuant to Section 1001 of the NYSE American Company Guide due to the low trading price of such warrants.

The Company has a right to a review of NYSE Regulation staff’s determination to delist the Company’s warrants by the Listings Qualifications Panel of the Committee for Review of the Board of Directors of the Exchange. The NYSE American will apply to the Securities and Exchange Commission to delist the Company’s warrants upon completion of all applicable procedures, including any appeal by the Company of the NYSE Regulation staff’s decision.

About Calidi Biotherapeutics

Calidi Biotherapeutics (NYSE American: CLDI) is a clinical-stage immuno-oncology company with proprietary technology designed to arm the immune system to fight cancer. Calidi’s novel stem cell-based platforms are utilizing potent allogeneic stem cells capable of carrying payloads of oncolytic viruses for use in multiple oncology indications, including high-grade gliomas and solid tumors. Calidi’s clinical stage off-the-shelf, universal cell-based delivery platforms are designed to protect, amplify, and potentiate oncolytic viruses leading to enhanced efficacy and improved patient safety. Calidi’s preclinical off-the-shelf enveloped virotherapies are designed to target disseminated solid tumors. This dual approach can potentially treat, or even prevent, metastatic disease. Calidi Biotherapeutics is headquartered in San Diego, California. For more information, please visit www.calidibio.com.

Forward-Looking Statements

This press release may contain forward-looking statements for purposes of the “safe harbor” provisions under the United States Private Securities Litigation Reform Act of 1995. Terms such as “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “towards,” “would” as well as similar terms, are forward-looking in nature, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements concerning upcoming key milestones (including the reporting of interim clinical results and the dosing of patients), planned clinical trials, and statements relating to the safety and efficacy of Calidi’s therapeutic candidates in development. Any forward-looking statements contained in this discussion are based on Calidi’s current expectations and beliefs concerning future developments and their potential effects and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth or implied in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that Calidi is not able to raise sufficient capital to support its current and anticipated clinical trials, the risk that early results of clinical trials do not necessarily predict final results and that one or more of the clinical outcomes may materially change following more comprehensive review of the data, and as more patient data becomes available, the risk that Calidi may not receive FDA approval for some or all of its therapeutic candidates. Other risks and uncertainties are set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Registration Statements filed with the SEC on (i) Form S-4 filed on August 2, 2023 and the corresponding prospectus filed on August 4, 2023, and (ii) on Form S-1 filed on April 15, 2024, and the Company’s periodic reports filed with the SEC on (i) Form 10-K filed on March 15, 2024, (ii) Form 10-Q filed on May 14, 2024, and (iii) Form 10-Q filed on August 13, 2024. These reports may be amended or supplemented by other reports we file with the SEC from time to time.

For Investors and Media:
Stephen Thesing
ir@calidibio.com